EXHIBIT 99.1
Gladstone Land Announces
Fourth Quarter and Year End 2019 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, February 19, 2020: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2019. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, is located at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock unless noted otherwise.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), which is available on the Investor Relations section of the Company’s website at www.GladstoneFarms.com.
Highlights for fiscal year 2019:

•	Portfolio Activity:

◦
Property Acquisition: Acquired 26 new farms, consisting of 13,330 total acres in four different states (CA, FL, MI, & NE), for approximately $252.7 million. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 6.5%. However, all leases on these farms contain certain provisions (e.g., annual rent escalations or participation rents) that are expected to drive cash rents higher in future years.

◦
Leasing Activity: Executed 24 lease agreements on certain of our farms in six different states (AZ, CA, FL, MI, NE, & TX) that are expected to result in an aggregate increase in annual net operating income of approximately $1.1 million, or 11.0%, over that of the prior leases.

•
Financing Activity—New Long-term Borrowing: Secured a total of approximately $169.5 million of new, long-term borrowings from nine different lenders (including four new lenders) at an expected weighted-average effective interest rate of 3.64%. On a weighted-average basis, these rates are fixed for the next 7.7 years.

•	Equity Activity:

◦	Series B Preferred Stock: Issued and sold 3,626,076 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) for net proceeds of approximately $81.6 million.

◦
OP Units: Issued 288,303 common units of limited partnership interests in Gladstone Land Limited Partnership (“OP Units”) as partial consideration for the acquisition of a new farm, constituting an aggregate fair value of approximately $3.3 million as of the acquisition date.

◦
Common Stock: Through an overnight offering (including the underwriters’ exercise of a portion of the over-allotment option) and our “at-the-market” program (the “ATM Program”), issued and sold a total of 2,474,439 shares of our common stock for aggregate net proceeds of approximately $27.8 million.

•
Increased and Paid Distributions: Increased the monthly distribution run rate on our common stock by 0.11% and paid total cash distributions of $0.13380 per share of common stock for October, November, and December 2019.

Fourth Quarter 2019 Results:

Net income for the quarter was approximately $958,000, compared to approximately $523,000 in the prior quarter. Net loss to common stockholders and non-controlling OP Unitholders during the quarter was approximately $627,000, or $0.03 per share, compared to approximately $638,000, or $0.03 per share, in the prior quarter.
AFFO for the quarter was approximately $3.5 million, an increase of approximately $589,000, or 19.9%, from the prior quarter, while AFFO per common share increased to approximately $0.17 for the current quarter, compared to $0.14 for the prior quarter. Common stock dividends declared were approximately $0.13 per share for each quarter. The increase in AFFO was primarily driven by higher lease revenues recorded in the current quarter, partially offset by an increase in operating expenses.
Total lease revenues increased by approximately $2.5 million, or 22.5%, primarily driven by approximately $1.5 million of participation rents recorded during the current quarter, compared to approximately $848,000 in the prior quarter, and additional rents earned from recent acquisitions. Our core operating expenses increased primarily due to higher related-party fees, which was driven by an incentive fee earned by our investment adviser during the current quarter due to our pre-incentive fee FFO surpassing the required hurdle rate, and increased general and administrative expenses, specifically, higher professional fees and additional costs spent on marketing and advertising. In addition, interest expense on borrowings increased due to additional borrowings, and dividends declared on the Series B Preferred Stock increased due to additional issuances during and since the prior quarter.
Cash flows from operations for the current quarter decreased, primarily due to additional rental payments received related to new acquisitions, which were higher in the prior quarter. Our NAV per share decreased by $0.08 from the prior quarter to $11.41 at December 31, 2019, primarily driven by the dilutive effect of certain equity issuances during the quarter and ongoing capital improvements made on certain of our farms (which won't be reflected in the fair values of the properties until the respective projects are completed), partially offset by valuation increases in certain of our farms that were re-appraised during the current quarter and a decrease in the fair value of our long-term borrowings due to changes in market interest rates.
Fiscal Year 2019 Results:
Net income for the year was approximately $1.8 million, compared to approximately $2.8 million in the prior year. Net (loss) income available to common stockholders and non-controlling OP Unitholders during the year was approximately $(2.5) million, or $(0.12) per share, compared to approximately $2.4 million, or $0.15 per share, in the prior year. AFFO for the year was approximately $11.3 million, an increase of approximately $2.9 million, or 34.3%, from the prior year, while AFFO per common share increased to approximately $0.57 for the current year, compared to $0.51 for the prior year. Common stock dividends declared were approximately $0.53 per share for each year.
The increase in AFFO was primarily driven by additional lease revenues earned on recent acquisitions and approximately $2.3 million of participation rents recorded during the current year, as compared to approximately $1.2 million in the prior year. The increase in lease revenues was partially offset by higher interest expense (due to additional borrowings), an increase in dividends paid on our Series B Preferred Stock (due to additional shares issued during the current year), higher related-party fees (primarily due to the incentive fee earned during the current year) and increased property-operating expenses as a result of our recent acquisitions.
Subsequent to December 31, 2019:

•	Portfolio Activity:

◦
Property Acquisitions: Acquired two new farms, consisting of 1,325 total acres, for $7.5 million. These farms were acquired at an initial, minimum net capitalization rate of 5.5%. However, the lease on these farms contains certain provisions (e.g., annual rent escalations) that are expected to drive cash rents higher in future years.

◦	Leasing Activity:

▪
New Leases: Executed seven new lease agreements on certain of our farms in four different states (AZ, CA, NC, & NE) that are expected to result in an aggregate increase in annual net operating income of approximately $294,000, or 9.0%, over that of the prior leases.

▪
Lease Termination: Terminated two leases encompassing four farms in Arizona, for which we received a termination payment of approximately $3.0 million. The four farms were immediately re-leased to a new, unrelated third-party tenant.

•	Financing Activity—New Long-term Borrowing: Secured $8.1 million of new, long-term borrowings at an interest rate of 2.66%, which rate is fixed for the next 4.0 years.

•	Equity Activity:

◦	Series B Preferred Stock: Issued and sold 911,383 shares of the Series B Preferred Stock for net proceeds of approximately $20.5 million.

◦	Common Stock: Issued and sold 409,800 shares of our common stock for net proceeds of approximately $5.4 million under the ATM Program.

•
Increased Distributions:  Increased our distribution run rate by 0.11%, declaring monthly cash distributions of $0.04465 per share of common stock (including OP Units held by non-controlling OP Unitholders) for each of January, February, and March 2020.  This marks our 17th distribution increase over the past 20 quarters, during which time we’ve increased the distribution run rate by a total of 48.8%.

Comments from David Gladstone, President and CEO of Gladstone Land:  “This was another strong quarter and a wonderful year overall for Gladstone Land. 2019 saw the Company acquire over $250 million of new farms during the year, its best year ever, and it was also very successful on the leasing front. With the relatively high net yields produced by the rents we expect to receive in the future from our 2019 acquisitions, coupled with the low interest rates secured on the related borrowings, Gladstone Land has been able to lock in extremely favorable returns on these acquisitions that should be profitable to the Company for many years. In addition, Gladstone Land was able to achieve considerable increases in rental rates on lease renewals during 2019, which it expects to add nicely to its bottom line in the future. The Company believes these increased rental rates are indicative of the continued appreciation in value of these underlying farms. Gladstone Land also surpassed its own expectations in the amount of participation rents received, almost double that of the prior year, driven primarily by strong production and pricing from several of its farms growing nuts, such as almonds and pistachios. 2019 was a great year for Gladstone Land and one that the Company believes sets itself up nicely for the future. We are looking forward to continuing our growth and overall success in 2020.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	12/31/2019	9/30/2019	($ / #)	(%)
Operating Data:
Total operating revenues	$13,489	$11,012	$2,477	22.5%
Total operating expenses, net of credits	(6,965)	(5,575)	(1,390)	24.9%
Other expenses, net	(5,566)	(4,914)	(652)	13.3%
Net income	$958	$523	$435	83.2%
Less: Dividends declared on Series B Preferred Stock	(1,585)	(1,161)	(424)	36.5%
Net loss available to common stockholders and non-controlling OP Unitholders	(627)	(638)	11	(1.7)%
Plus: Real estate and intangible depreciation and amortization	3,838	3,419	419	12.3%
Plus: Losses on dispositions of real estate assets, net	174	134	40	29.9%
Adjustments for unconsolidated entities(1)	1	—	1	N/A
FFO available to common stockholders and non-controlling OP Unitholders	3,386	2,915	471	16.2%
Plus: Acquisition- and disposition-related expenses	109	119	(10)	(8.4)%
Less: Other receipts, net(2)	—	(11)	11	N/A
CFFO available to common stockholders and non-controlling OP Unitholders	3,495	3,023	472	15.6%
Net adjustment for normalized cash rents(3)	(117)	(226)	109	(48.2)%
Plus: Amortization of debt issuance costs	169	161	8	5.0%
AFFO available to common stockholders and non-controlling OP Unitholders	$3,547	$2,958	$589	19.9%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	20,931,296	20,763,615	167,681	0.8%
Weighted-average common OP Units outstanding(4)	288,303	222,494	65,809	29.6%
Weighted-average total common shares outstanding	21,219,599	20,986,109	233,490	1.1%

Diluted net loss per weighted-average total common share	$(0.030)	$(0.030)	$0.001	(3.0)%
Diluted FFO per weighted-average total common share	$0.160	$0.139	$0.021	14.9%
Diluted CFFO per weighted-average total common share	$0.165	$0.144	$0.021	14.4%
Diluted AFFO per weighted-average total common share	$0.167	$0.141	$0.026	18.6%
Cash distributions declared per total common share	$0.134	$0.134	$0.000	0.1%

Balance Sheet Data:
Net investments in real estate, at cost(5)	$794,769	$743,409	$51,360	6.9%
Total assets	$816,787	$757,027	$59,760	7.9%
Total indebtedness(6)	$513,799	$483,689	$30,110	6.2%
Total equity	$278,970	$253,290	$25,680	10.1%
Total common shares outstanding	21,224,961	21,176,378	48,583	0.2%

Other Data:
Cash flows from operations	$7,467	$9,646	$(2,179)	(22.6)%
Farms owned	111	105	6	5.7%
Acres owned	86,535	81,586	4,949	6.1%
Occupancy rate(7)	100.0%	100.0%	—%	—%
Farmland portfolio value	$877,485	$824,506	$52,979	6.4%
NAV per common share	$11.41	$11.49	$(0.08)	(0.7)%

(1)	Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.

(2)	Consists of net property and casualty (recoveries) losses and the cost of related repairs that were expensed as a result of damage caused by natural disasters on certain of our properties.

(3)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(4)	Represents OP Units held by non-controlling OP Unitholders.

(5)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(6)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.

(7)	Based on gross acreage.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	12/31/2019	12/31/2018	($ / #)	(%)
Operating Data:
Total operating revenues	$40,692	$36,687	$4,005	10.9%
Total operating expenses, net of credits	(21,386)	(24,575)	3,189	(13.0)%
Other expenses, net	(17,544)	(9,346)	(8,198)	87.7%
Net income	$1,762	$2,766	$(1,004)	(36.3)%
Less: Dividends declared on Series B Preferred Stock	(4,240)	(379)	(3,861)	1,018.7%
Net (loss) income available to common stockholders and non-controlling OP Unitholders	(2,478)	2,387	(4,865)	N/A
Plus: Real estate and intangible depreciation and amortization	12,790	9,375	3,415	36.4%
Plus (less): Losses (gains) on dispositions of real estate assets, net	328	(5,532)	5,860	N/A
Adjustments for unconsolidated entities(1)	1	—	1	N/A
FFO available to common stockholders and non-controlling OP Unitholders	10,641	6,230	4,411	70.8%
Plus: Acquisition- and disposition-related expenses	380	274	106	38.7%
(Less) plus: Other (receipts) charges, net(2)	(1)	1,790	(1,791)	N/A
CFFO available to common stockholders and non-controlling OP Unitholders	11,020	8,294	2,726	32.9%
Net adjustment for normalized cash rents(3)	(382)	(485)	103	(21.2)%
Plus: Amortization of debt issuance costs	630	582	48	8.2%
AFFO available to common stockholders and non-controlling OP Unitholders	$11,268	$8,391	$2,877	34.3%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	19,602,533	15,503,341	4,099,192	26.4%
Weighted-average common OP Units outstanding(4)	235,613	809,022	(573,409)	(70.9)%
Weighted-average total common shares outstanding	19,838,146	16,312,363	3,525,783	21.6%

Diluted net (loss) gain per weighted-average total common share	$(0.125)	$0.146	$(0.271)	(185.4)%
Diluted FFO per weighted-average total common share	$0.536	$0.382	$0.154	40.5%
Diluted CFFO per weighted-average total common share	$0.555	$0.508	$0.047	9.3%
Diluted AFFO per weighted-average total common share	$0.568	$0.514	$0.054	10.4%
Cash distributions declared per total common share	$0.534	$0.532	$0.002	0.4%

Balance Sheet Data:
Net investments in real estate, at cost(5)	$794,769	$541,656	$253,113	46.7%
Total assets	$816,787	$565,119	$251,668	44.5%
Total indebtedness(6)	$513,799	$366,976	$146,823	40.0%
Total equity	$278,970	$181,053	$97,917	54.1%
Total common shares outstanding	21,224,961	18,462,219	2,762,742	15.0%

Other Data:
Cash flows from operations	$21,370	$10,408	$10,962	105.3%
Farms owned	111	85	26	30.6%
Acres owned	86,535	73,205	13,330	18.2%
Occupancy rate(7)	100.0%	99.6%	0.4%	0.4%
Farmland portfolio value	$877,485	$617,866	$259,619	42.0%
NAV per common share	$11.41	$12.88	$(1.47)	(11.4)%

(1)	Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.

(2)
Consists of net property and casualty (recoveries) losses and the cost of related repairs that were expensed as a result of damage caused by natural disasters on certain of our properties and, for the year ended December 31, 2018, only, the net impact of the incremental farming operations incurred by our taxable REIT subsidiary.

(3)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(4)	Represents OP Units held by non-controlling OP Unitholders.

(5)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(6)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.

(7)	Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Thursday, February 20, 2020, at 8:30 a.m. (EST) to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through February 27, 2020.  To hear the replay, please dial (855) 859-2056, and use playback conference number 3596941.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneFarms.com. The event will be archived and available for replay on the Company’s website through April 20, 2020.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 113 farms, comprised of approximately 88,000 acres in 10 different states, valued at approximately $885 million. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, figs, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  The Company pays monthly distributions to its stockholders and has paid 84 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 17 times over the prior 20 quarters, and the current per-share distribution on its common stock is 0.04465 per month, or 0.53580 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com; or

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$278,970
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(794,769)
Plus: estimated fair value of real estate holdings(2)	877,485
Net fair value adjustment for real estate holdings		82,716
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	513,699
Less: fair value of aggregate long-term indebtedness(3)(4)	(514,233)
Net fair value adjustment for long-term indebtedness		(534)
Estimated NAV		361,152
Less: fair value of Series B Preferred Stock(5)		(118,897)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$242,255
Total common shares and OP Units outstanding(6)		21,224,961
Estimated NAV per common share and OP Unit		$11.41

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of December 31, 2019.

(5)	Valued at the security's liquidation value.

(6)	Includes 20,936,658 shares of common stock and 288,303 OP Units held by non-controlling OP Unitholders.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 19, 2020, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893